ENTERGY POWER, INC.
INCOME STATEMENTS
For the Three Months ended March 31, 2005 and Twelve Months Ended December 31, 2004
(Unaudited)

	2005	2004
	(In Thousands)

OPERATING REVENUES
Domestic electric	$7,454	$29,818

OPERATING EXPENSES
Operation and Maintenance:
Fuel, fuel-related expenses, and
gas purchased for resale	3,198	11,099
Purchased power	436	2,942
Other operation and maintenance	1,382	7,092
Taxes other than income taxes	92	375
Depreciation and amortization	671	3,935
TOTAL	5,779	25,443

OPERATING INCOME (LOSS)	1,675	4,375

OTHER INCOME
Interest and dividend income	35	66
Miscellaneous - net	3,192	(35)
TOTAL	3,227	31

INTEREST AND OTHER CHARGES
Other interest - net	-	89

INCOME (LOSS) BEFORE INCOME TAXES	4,902	4,317

Income taxes	1,915	20,789

NET INCOME (LOSS)	$2,987	($16,472)

ENTERGY POWER, INC.
BALANCE SHEETS
March 31, 2005 and December 31, 2004
(Unaudited)

	2005	2004
	(In Thousands)

CURRENT ASSETS
Cash and cash equivalents:
Cash	$11	$10
Temporary cash investments - at cost,
which approximates market	5,673	5,827
Total cash and cash equivalents	5,684	5,837
Accounts receivable:
Associated companies	1,766	1,574
Other	4,362	847
Total accounts receivable	6,128	2,421
Fuel inventory - at average cost	1,192	1,047
Materials and supplies - at average cost	1,745	1,712
Prepayments and other	1	-
TOTAL	14,750	11,017

UTILITY PLANT
Electric	153,394	153,397
Construction work in progress	2,540	2,329
TOTAL UTILITY PLANT	155,934	155,726
Less - accumulated depreciation and amortization	103,710	103,036
UTILITY PLANT - NET	52,224	52,690

DEFERRED DEBITS AND OTHER ASSETS
Other regulatory assets	1,623	1,923

TOTAL ASSETS	$68,597	$65,630

CURRENT LIABILITIES
Notes payable	$5,000	$7,254
Accounts payable:
Associated companies	2,113	1,667
Other	333	300
Taxes accrued	16,430	14,250
TOTAL	23,876	23,471

NON-CURRENT LIABILITIES
Accumulated deferred income taxes and taxes accrued	15,261	15,436
Other	-	250
TOTAL	15,261	15,686

SHAREHOLDERS' EQUITY
Common stock, $5 par value, authorized 20,000 shares;
issued and outstanding 11,000 shares in 2005 and 2004	55	55
Paid-in capital	88,379	88,379
Retained earnings	(58,974)	(61,961)
TOTAL	29,460	26,473

Commitments and Contingencies

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$68,597	$65,630